Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated March 25, 2022 relating to the financial statements of Cyxtera Technologies, Inc. appearing in the Annual Report on Form 10-K of Cyxtera Technologies, Inc. for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Miami, Florida

March 25, 2022